NON-EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                        Page-1
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     THIS AGREEMENT, made this 1st day of April, 2000, by and between:

HYDROMER, INC., a New Jersey Corporation with its office located at 35 Industrial Parkway, Branchburg, New Jersey 08876 ("HYDROMER");

and

TP Orthodontics, Inc., an Indiana Corporation with its offices at 100 Center Plaza, Laporte, Indiana 46350-9672 ("LICENSEE").

     WHEREAS, HYDROMER owns patent rights and possesses know-how relating to the production of articles based on the art taught in certain patents, PRODUCTS, hereinafter defined; and

     WHEREAS, LICENSEE desires to obtain a license from HYDROMER under those patent rights and access to the know-how to enable LICENSEE to make use, sell, offer for sale or import the PRODUCTS as defined herein below.

         NOW, THEREFORE, in consideration of the premises and the performance of the mutual covenants herein contained, the parties hereto agree to as follows:

     1.0 Definitions. For the purpose of this AGREEMENT, the following shall apply:

          1.1 "PRODUCTS" means urethane orthodontic ligatures, PET-G lip retractors and disposable plastic casting trays for use in the oral cavities of humans.

          1.2 "COATINGS" means lubricous chemical made using the PATENT RIGHTS and applied to the PRODUCTS using the KNOW-HOW resulting in COATED PRODUCTS.

          1.3 "PATENT RIGHTS" means United States Patent Nos. 4,642,267 and 4,769,013 patent applications based thereon and any division, continuation, continuation-in-part, patent of addition, confirmation or reissue of said patents and applications, and any improvements thereto, as provided in
     Article 5.0 hereinbelow.

          1.4 "KNOW-HOW" means all of HYDROMER'S trade secrets, technical data and information, and other technical accumulated information, including, but not limited to, any devices, processes, methods, control procedures, formulas, clinical tests, and use intelligence, drawings, specifications, research and development reports, processed data or special equipment which are useful to assist LICENSEE to manufacture and use the PATENT RIGHTS to sell COATED PRODUCTS, which HYDROMER is free to disclose.

          1.5 "COMMERCIALIZATION" means the date on which PRODUCTS are first billed to a third party, including any limited market release of PRODUCTS, in the "TERRITORY"

          1.6 "NET SALES PRICE" shall mean the gross invoice price at which PRODUCTS are sold, less discounts allowed to distributors, discounts allowed dealers, refunds, replacements or credits allowed to purchasers for return of PRODUCTS or as reimbursement for damaged PRODUCTS, freight, postage, insurance and other shipping charges, sales and use taxes, customs duties and any other governmental charges imposed on the production, importation, use or sale of PRODUCTS except income taxes. Should LICENSEE sell PRODUCTS in combination with other components or products, then the net sales price computation shall be based on the average net sales price charged during the applicable quarter by LICENSEE for the PRODUCTS when separately invoiced or priced. In the event the PRODUCTS has not been separately invoiced or priced during the applicable quarterly period, net sales computation shall be based on the fair market price which the seller would charge for the PRODUCTS to an unrelated purchaser in an arms length transaction, FOB plant of manufacture thereof.

          1.7 "TERRITORY" means the United States and its territories.


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NON-EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                        Page-2
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     2.0 Grant.

          2.1 HYDROMER hereby grants LICENSEE a non-exclusive license to use the PATENT RIGHTS and KNOW-HOW to apply a lubricous coating on the PRODUCTS and thereafter, sell or offer to sell COATED PRODUCTS in the TERRITORY.

          2.2 On or before June 1, 2000, LICENSEE shall have commercialized the PRODUCTS or lieu of COMMERCIALIZATION, LICENSEE shall begin paying the minimum royalty set forth in exhibit A. If PRODUCTS are not commercialized, or the parties hereto shall not have agreed to a plan of COMMERCIALIZATION for such PRODUCTS, on or before said date, then HYDROMER may elect to cancel this AGREEMENT upon thirty (30) days advance written notice to LICENSE.

          2.3 LICENSEE shall use best efforts to exploit the PATENT RIGHTS and other rights granted hereunder. Failure to do so is a material breach of this AGREEMENT.

          2.4 HYDROMER hereby grants to LICENSEE a fully paid right to use the HYDROMER trademark on PRODUCTS and in association with the marketing and promotion thereof. The following credit must appear on all advertisements, packaging and literature for PRODUCTS which use the HYDROMER trademark -- "HYDROMER is a trademark of Hydromer, Inc.".

     3.0 Royalties.

          3.1. As consideration for this grant of rights, and the transfer of the KNOW-HOW, LICENSEE will pay to HYDROMER the non-refundable sum of $50,000 due in full upon execution of this AGREEMENT. Said sum will not become a credit against any royalties payable hereunder.

          3.2 In addition to the payment provided in Paragraph 3.1 hereof ,a running royalty payable quarterly will accrue from LICENSEE to HYDROMER for each PRODUCTS sold or for each quarter this license is in effect (whichever is greater), as set forth in Schedule A.

          The obligation to pay royalties to HYDROMER is imposed only once with respect to the same unit of PRODUCTS regardless of the number of licensed patents covering the same. There shall be no obligation to pay HYDROMER under this Article on sales of PRODUCTS between LICENSEE and its subsidiaries but in such instances the obligation to pay royalties shall arise upon the sale by LICENSEE or its subsidiaries to unrelated third parties. Payments due under this Article shall be deemed to accrue when PRODUCTS is shipped or billed, whichever event shall first occur or at the end of each quarter if the unit royalty is less then the quarterly royalty.

          3.3 The grant of rights under this AGREEMENT shall be dependent on COMMERCIALIZATION of PRODUCTS and the payment by LICENSEE to HYDROMER of royalties for each calendar quarter.

         4.0 Accounting. For accounting purposes, quarters will start on the first day of each January, April, July, and October, following the date of execution of this AGREEMENT and end on the last day of the next succeeding March, June, September, and December, respectively. Within forty-five (45) days after the close of each quarter hereof, LICENSEE shall render to HYDROMER a written accounting with respect to all royalty payments due hereunder, and with such accounting, pay in full in United States dollars all amounts due in respect of such quarter. The rate of exchange to be used in computing the amount of local currency equivalent to the United States Dollars due to HYDROMER as royalty shall be the commercial exchange rate in effect in New York, New York, on the date on which payment is due. Such report shall indicate for such quarter the number of units, the NET SALES PRICE, and the amount of sales by LICENSEE product code of PRODUCTS sold by LICENSEE with respect to which royalty payments are due. In case no payment is due for any quarter, LICENSEE shall so report. LICENSEE shall keep accurate records in sufficient detail to enable the aforesaid payments to be determined. At HYDROMER'S request, LICENSEE, shall permit an independent certified public account acceptable to LICENSEE to have access once in each calendar year, during regular business hours and upon reasonable notice to LICENSEE, to such of the records of LICENSEE as may be necessary to verify the accuracy of the reports required under this AGREEMENT; provided, however said accountant shall keep all information of LICENSEE confidential and shall disclose to HYDROMER only the amount of any deficiency found. In the event the deficiency exceeds 2% of royalty payments audited, LICENSEE shall bear the full costs of the audit.


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NON-EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                        Page-3
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         5.0 Improvement. During the term of this AGREEMENT, HYDROMER shall promptly and fully disclose to LICENSEE any development or improvement relating to the use or practicing of the PATENT RIGHTS or related KNOW-HOW as applied to PRODUCTS conceived and/or reduced to practice by an officer, director, employee, agent, consultant, etc. of HYDROMER which HYDROMER is free to disclose
("HYDROMER IMPROVEMENT"). HYDROMER shall automatically add such HYDROMER IMPROVEMENT to this AGREEMENT.

     LICENSEE shall promptly and fully disclose to HYDROMER any development or improvement relating to the PRODUCTS conceived and/or reduced to practice by an officer, director, employee, agent, consultant, etc. of LICENSEE ("LICENSEE IMPROVEMENT"). LICENSEE IMPROVEMENTS shall automatically become the property of HYDROMER and shall be added to this AGREEMENT.

     6.0 Secrecy. Each party undertakes to keep secret and confidential and not to disclose to any third party, except as it is necessary in carrying out the purposes of this AGREEMENT, during the term of this AGREEMENT and for a period of ten (10) years thereafter any information, data or KNOW-HOW disclosed to it by the other party except:

          6.1 Information, data and KNOW-HOW which at the time of disclosure is in the public domain or publicly known or available;

          6.2 Information, data or KNOW-HOW which, after disclosure, becomes part of the public domain or publicly known or available by publication or otherwise, except by breach of this AGREEMENT by the receiving party;

          6.3 Information, data or KNOW-HOW which the receiver receives from a third party; provided, however, that such information was not obtained by said third party from the other party; and

          6.4 Information, data and KNOW-HOW which the receiver derives independently of such disclosure.

     7.0 Technical Assistance. With regard to the PRODUCTS defined herein, promptly following the execution of this AGREEMENT and on a continuing basis during the term of this AGREEMENT, HYDROMER shall:

          7.1 Furnish to LICENSEE all KNOW-HOW;

          7.2 Furnish the services of HYDROMER employees having knowledge of the KNOW-HOW as may be necessary or appropriate in order to fully (1) to disclose to LICENSEE all details and particulars of the KNOW-HOW, and in particular, but without limitation, the manufacturing methods contained therein, (2) to consult with LICENSEE technical personnel concerning the manufacture, assembly, raw material purchase and other tasks required for the production and applications of PRODUCTS covered by the PATENT RIGHTS, including subsequent improvements thereto for the PRODUCTS; provided LICENSEE shall reimburse HYDROMER for the reasonable travel and living expenses incurred by such technical personnel for travel requested by LICENSEE hereunder.

     8.0 Warranty.

          8.1 HYDROMER warrants that it is the owner of all right, title and interest in and to the PATENT RIGHTS and has the unrestricted power and authority to grant the licenses and give access to the KNOW-HOW as provided herein. HYDROMER represents that as of the date of this AGREEMENT it has no knowledge of any pending or threatened litigation against HYDROMER which might impair the rights licensed hereunder.


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NON-EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                        Page-4
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     9.0 Effective Date and Term.

          9.1 This AGREEMENT will become effective on the day and year first written above and expire upon the expiration of the last to expire of the PATENT RIGHTS, except that after expiration of the U.S. PATENT RIGHTS, royalties will continue to be paid only on sales of PRODUCTS in countries in which unexpired patents are in effect. After such expiration of this AGREEMENT, LICENSEE shall have the right to make, use, sell, offer for sale or import PRODUCTS without the further payment of royalty or otherwise accounting to HYDROMER.

          9.2 If either party hereto shall commit any breach of the provisions of this AGREEMENT, and shall not, within thirty (30) days' written notice of such breach by the other party hereto, correct such breach then such other party may, by written notice to the breaching party, immediately terminate this AGREEMENT. The right of either party to take such action shall not be affected in any way by its failure to take any action with respect to any previous breach. In the event that LICENSEE ceases to manufacture, have manufactured, use and sell PRODUCTS for a period exceeding 180 days, such cessation shall be considered a breach of this AGREEMENT.

          9.3 LICENSEE shall have the right to terminate this AGREEMENT on sixty
     (60) days advance written notice to HYDROMER.

          9.4 If either party should exercise its right to terminate this AGREEMENT, under any applicable provision of this AGREEMENT, then LICENSEE'S rights and licenses under Section 2.0 hereof shall immediately terminate, including its right to make further use of the KNOW-HOW acquired from HYDROMER under this AGREEMENT, and which LICENSEE is obliged to hold in confidence pursuant to Section 6.0 of this AGREEMENT. Termination of this AGREEMENT shall not relieve either party of obligations incurred prior to termination.

     10.0 Infringement.

          10.1 Should any patent infringement action be brought against LICENSEE in any country of the TERRITORY as a result of LICENSEE'S exercising of rights granted to it hereunder, then in respect of such country, LICENSEE shall have the right to suspend payment of royalties due to HYDROMER until such time as the action is resolved, although such royalties shall continue to accrue. If the action is resolved favorably to LICENSEE, all accrued royalties shall immediately be paid to HYDROMER. If the action is resolved unfavorably to LICENSEE, then accrued royalties shall be applied to costs of litigation and damages, if any, incurred by LICENSEE. Any excess shall be paid to HYDROMER. The foregoing shall be HYDROMER'S sole and exclusive liability to LICENSE in the event of such an infringement suit.

     11.0 Indemnification/Insurance. Licensee will indemnify, defend and indemnify HYDROMER against all claims of third parties unless a court of competent jurisdiction finds that the licensed art or any goods supplied by HYDROMER is causally connected to the claim of said third party. LICENSEE will maintain at least $10,000,000 in general liability insurance and name HYDROMER as an additional insured. Said policy shall provide a 30 days advanced notice to HYDROMER before it is terminated or expires.

     12.0 Obligation to Supply. HYDROMER shall supply coating solutions manufactured by HYDROMER using the PATENT RIGHTS pursuant to the price in Schedule B. In the event HYDROMER is unable or unwilling to supply said coating solutions for a period of more then 90 days, then this AGREEMENT shall convert to a LICENSE to make, use, COATINGS using the PATENT RIGHTS. In the event HYDROMER is thereafter, willing and able to supply the COATINGS, then this AGREEMENT shall revert back to an agreement to use COATINGS under the PATENT RIGHTS.

     13.0 General.

          13.1 Assignment. This AGREEMENT and all rights and obligations hereunder shall be binding upon and shall inure to the benefit of the respective successors of HYDROMER and LICENSEE. Neither LICENSEE nor HYDROMER shall have the right to assign any or all of its rights and obligations under this AGREEMENT without the prior written consent of the other party, except that HYDROMER's consent shall not be required in the event of an assignment or transfer of the AGREEMENT by LICENSEE to an affiliate of LICENSEE, who undertakes to accept all terms and conditions hereof and carry out all obligations of LICENSEE hereunder.

          13.2 Entire Agreement. This AGREEMENT contains the entire agreement between the parties hereto in respect of the subject matter hereof. This AGREEMENT may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto.

          13.3 Waiver and Severability. The waiver by either of the parties of any breach of any provision hereof by the other party shall not be construed to be a waiver of any succeeding breach of such provision of a waiver of the provision itself.


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NON-EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                        Page-5
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          13.4 Collection. In the event Hydromer must employee or retain a collection agency and/or an attorney to aid in the collection of royalties, LICENSEE agrees to compensate HYDROMER for any fees/costs paid to such party.

     Subject to the prior paragraph, in the event either party must employ or retain an attorney to aid in the enforcement of this Agreement, the court may apportion the cost of such action as it deems fit.

          13.5 Governing Law. This AGREEMENT shall be construed and interpreted in accordance with the laws of the State of New Jersey and the courts of the State of New Jersey shall have jurisdiction over the parties hereto and all matters arising hereunder.

          13.6 Invalidity. If any of the provisions of this AGREEMENT, or part thereof, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this AGREEMENT.

          13.7 Notice. Any notice required or to be given hereunder shall be considered delivered when deposited, postage prepaid, in the United States mail, registered mail, to the address of the other party as specified below or as subsequently modified in writing by the parties.


                   IF TO HYDROMER:

                           Hydromer, Inc.
                           35 Columbia Road
                           Branchburg, New Jersey  08876
                           Attn:  Manfred F. Dyck, President


                   IF TO LICENSEE:

                           TP Orthodontics, Inc.
                           100 Center Plaza
                           Laporte, Indiana  4630-9672


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NON-EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                        Page-6
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     IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed effective the day and year set forth above.


_________________________________________

By:______________________________________

Title:___________________________________

Date:____________________________________



HYDROMER, Inc.


By:______________________________________

Title:___________________________________

Date:____________________________________

non_ex00.lic



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NON-EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                        Page-7
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Schedule A:

PRODUCTS enumerated in Section 1.1

The quarterly royalty is the greater of the minimum or the royalty calculated pursuant to section 3.2

Quarter                Royalty %  M       inimum amount

2000/3                    5                 $5000.00         4/1/2000-6/30/2000
2000/4                    "                    "
2001/1                    "                  $5000.00
2001/2                    "                    "
2001/3                    "                  (1)
 and each quarter
  thereafter              "                  (1)


(1) beginning 7/1/2001 and or each quarter thereafter, the quarterly minimum royalty shall be increased in proportion to the increase in the Cost of Living for Northern New Jersey with 7/1/2000 being the base.


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NON-EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                        Page-8
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Schedule B

Price for Hydromer Coating 2MHS24 on July 1, 2000 $400.00 per gallon with minimum order of 5 gallons. Price is FOB Branchburg, NJ.

Hydromer may adjust this price once each year by adjusting the price in proportion to the increase in the Cost of Living for Northern New Jersey with 7/1/2000 being the base, provided however, if Hydromer can show by competent documentation that a raw materials supplier has increase their price greater then the change in cost of living, then Hydromer may pass this additional increase to LICENSEE.


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